EXHIBIT 99.2

Worthington Steel, Inc.

NYSE:WS

Q2 FY2026 Earnings Call

Thursday, December 18, 2025 1:30 PM GMT

CALL PARTICIPANTS 2

PRESENTATION 3

QUESTION AND ANSWER 7

WORTHINGTON STEEL, INC. FQ2 2026 EARNINGS CALL DEC 18, 2025

Call Participants

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EXECUTIVES

Geoffrey G. Gilmore

CEO, President & Director

Timothy A. Adams

VP & CFO

Melissa H. Dykstra

Vice President of Corporate Communication & Investor Relations

ANALYSTS

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

John Charles Tumazos

John Tumazos Very Independent Research, LLC

Martin John Englert

Seaport Research Partners

WORTHINGTON STEEL, INC. FQ2 2026 EARNINGS CALL DEC 18, 2025

Presentation

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Operator

Good morning, and welcome to Worthington Steel's Second Quarter Fiscal Year 2026 Earnings Call. [Operator Instructions]

I will now turn the call over to Melissa Dykstra, Vice President of Corporate Communications and Investor Relations. Please go ahead.

Melissa H. Dykstra

Vice President of Corporate Communication & Investor Relations

Thank you, operator. Good morning, and welcome to Worthington Steel’s second quarter fiscal year 2026 earnings call.

On our call today, we have Geoff Gilmore, Worthington Steel’s President and Chief Executive Officer, and Tim Adams, Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market closed. Please refer to it for more detail on the factors that could cause actual results to differ materially. Unless noted as reported, today’s discussion will reference non-GAAP financial measures, which adjust for certain items included in our GAAP results and which are presented on a stand-alone basis. You can find definitions of each non-GAAP measure and GAAP to non-GAAP reconciliations within our earnings release.

Today's call is being recorded, and a replay will be available later today on WorthingtonSteel.com. Now I’ll turn it over to Geoff Gilmore.

Geoffrey G. Gilmore

CEO, President & Director

Good morning and thank you for joining Worthington Steel’s second-quarter fiscal 2026 earnings call. Before we discuss our second quarter results, I want to thank our more than 6,000 employees across North America and Europe. Your commitment to safety, quality and service—every shift, every plant—continues to set the standard. I’m proud of the work you’re doing and grateful for it.

On December 6, we issued a statement regarding potential M&A activity. Consistent with that statement, we will not be providing additional detail or addressing related questions on this call.

With that, let’s turn to the second quarter. Net sales were 871.9 million dollars, adjusted EBITDA was 48.3 million dollars, and adjusted earnings per share was 38 cents. We delivered these results in a market that remains mixed, combined with compressed galvanized spreads. Even with those headwinds, our execution remained strong where it matters most: safety, shareholder value, customer service and transformation.

On the commercial front, our team continues to win and capture high margin business, particularly in cold roll strip. This quarter, we gained market share with new and existing customers. We saw all-time high shipments during the month of October to a key D3 automotive customer and won new business with a large Japanese OEM. While these programs will take some time to ramp up, this momentum fuels cautious optimism for early 2026 and a positive outlook for second half of the calendar year.

Looking more closely at our key markets, sales to automotive were strong this quarter. Looking ahead, North American light-vehicle output is expected to hold near 15.2 million units in calendar 2025, essentially flat with 2024. Consumer demand is also expected to continue to drive growth in the electrified vehicle market, particularly hybrids, which suits our strategy and product mix very well.

WORTHINGTON STEEL, INC. FQ2 2026 EARNINGS CALL DEC 18, 2025

Construction is stable but subdued; we are seeing pockets of strength in areas related to power and infrastructure. In agriculture, we have been able to capitalize on our diverse customer base to partially offset continuing soft conditions. We are hopeful that Ag starts to rebound later in calendar year 2026, but there are many variables that can impact this market.

The heavy truck and trailer market continues to be slow. We expect to see the beginnings of rebound in late calendar year 2026.

Stepping back, while the macro remains uncertain, we believe conditions are setting up for improvement in calendar year 2026 as interest rates ease and some policy uncertainty subsides. We’re positioning the business so we’re ready as demand grows. We are making good progress on our long-term strategy: executing on our electrical steel growth plans; pursuing new growth opportunities using capex and acquisitions; developing new products and optimizing our business through transformation, our proven process of continuous improvement. We moved forward in each of these areas in the second quarter.

Starting with electrical steel, our expansion projects are on track. In Mexico, where we make electrical steel laminations for traction motors, we’re preparing for initial production in the first quarter of calendar year 2026. Those products will ship in the first or second quarter of the year, depending on OEM release schedules. Production and shipments will continue to ramp up as additional automotive platforms and supply chains come online.

Our transformer core manufacturing expansion in Canada, remains on schedule. We will transition production to our new facility in the first quarter of the calendar year. We have secured business to fill more than 60 percent of the new capacity and expect to begin seeing incremental revenue in the spring. We are well-positioned to fill the remaining capacity quickly as we bring the new facility up to full production.

You may recall we added a new slitter to Serviacero, our joint venture in Mexico, a little over a year ago. We are well on our way to filling the capacity for that slitter, which is located in northern Mexico, and we are moving forward with adding a new slitter to our Serviacero operation in central Mexico. We believe this will allow us to capture new market share and better serve our existing customers.

On the M&A front, with Sitem is now part of the Worthington Steel family, integration is progressing well. Their capabilities in stamping electrical steel laminations, die casting, and automation complement our core, extend our European reach and improve our competitiveness in advanced mobility and industrial markets. We see good cultural alignment and early collaboration across operations and commercial teams. Thank you to everyone who is involved in this integration.

Shifting to new products, this quarter, we announced an innovative technology related to our electrical steel laminations called full surface bonding. This patent-pending technique creates a stronger bond between the laminations in the motor core, eliminating gaps and resulting in a motor that is more efficient, durable and cost effective.

All of this is underpinned by daily transformation. Transformation at Worthington Steel isn’t a project, it’s how we run the company. We measure it in safety, quality, delivery, cost and revenue – and we work to make progress every day. This quarter was no exception. As a key tool in our transformation toolbox, artificial intelligence is becoming more integrated into our processes. We deployed two AI agents in our credit department, which allows us to speed up individual customer updates and cut down on the time it takes to process a new customer’s credit application. These agents should eliminate more than 350 hours of manual efforts each year and strengthen our financial discipline and risk monitoring.

Another success was the development of automation to improve advanced shipping notices to one of our key OEM customers. Automating this process increased the accuracy of our advanced shipping notice and resulted in improved payment timeliness.

The common thread here is practical impact: saved hours, higher accuracy, faster decisions and better use of our assets. These efforts are key to holding operating expenses flat even as volumes and complexity grow. For instance, in plants where we streamline changeovers and reduce scrap, service

WORTHINGTON STEEL, INC. FQ2 2026 EARNINGS CALL DEC 18, 2025

levels improve and cost per ton comes down. In shared services, where we automate manual reviews and postings, we redeploy talent to analysis. And in the supply chain where we improve visibility, we integrate inventory more tightly with demand. These are small changes, but they are critical to building a stronger company, quarter after quarter.

In parallel with these improvements, our culture and customer relationships continue to shine and receive recognition. Last month, we were honored to be named a 2025 Supplier of the Year by Schaeffler Group USA, receiving the Americas Region Supply Chain Award—recognition for performance, collaboration and service. Just as our customers are recognizing how we show up for them, others are recognizing how we show up for our people. We received the Military Friendly Employer Gold Designation for the 11th consecutive year. We support those who have served our country through a range of programs including focused recruitment, onboarding resources and internal veteran’s network that fosters belonging and connection across our company. Additionally, Computerworld has named Worthington Steel to its 2026 Best Places to Work in IT for the eighth year in a row. I’m proud to see this recognition for our team’s work to update global systems, introduce AI-driven tools, enhance our work and support growth through integration and modernization projects.

Finally, this quarter, we released our 2025 Corporate Citizenship and Sustainability Report, highlighting progress in safety, greenhouse gas emissions and waste elimination, as well as our commitment to developing people through training and supporting communities. Our report sums up what makes Worthington Steel different, our culture and commitment to safety. In calendar year 2025, we also marked our 70th anniversary. In celebration, our employees set a goal they called 70 for Good - to complete acts of service with 70 non-profits in our communities and I’m proud to share that we exceeded that goal. The program embodies who we are at Worthington Steel. It’s a tangible expression of being Strong for Good, and it reflects our belief that investing in our people and communities makes the business stronger.

So let me end where I began, with our people. Thank you to every Worthington Steel employee for your commitment to safety, quality and service; to our customers for your trust and partnership; and to our shareholders for your continued support. We have a clear strategy, a resilient model and a team that knows how to execute.

As I said in my opening remarks, while the current environment remains mixed, we remain cautiously optimistic about the first half of 2026 and we believe conditions are positioned for improvement in the back half of 2026, and we intend to be ready.

I’ll now turn the call over to Tim for more detail on the financials for the quarter.

Timothy A. Adams

VP & CFO

Thank you, Geoff, and good morning everyone.

Before diving into the details, I want to start with the headline. This was a solid quarter operationally and financially, particularly given a mixed demand environment and continued volatility in steel pricing. We expanded adjusted EBIT meaningfully year over year, generated strong free cash flow, and continued to gain share in our most important markets, while maintaining balance sheet strength and financial flexibility.

For the second quarter, we are reporting earnings of 18.8 million dollars or 37 cents per share as compared with earnings of 12.8 million dollars or 25 cents per share in the prior year quarter. There were a handful of non-recurring items in both periods. Excluding those, adjusted earnings were 38 cents per share this quarter, compared with 19 cents per share last year, reflecting improved underlying performance.

WORTHINGTON STEEL, INC. FQ2 2026 EARNINGS CALL DEC 18, 2025

In the second quarter, we reported adjusted EBIT of 26.6 million dollars, which was up 12.3 million dollars from the prior year quarter adjusted EBIT of 14.3 million dollars. That improvement was driven primarily by higher direct volumes, including continued share gains, improved direct spreads, and higher equity earnings from Serviacero, partially offset by lower toll processing volumes and, higher SG&A, largely related to compensation, benefits, and professional fees.

Total shipments were approximately 902 thousand tons, down modestly year over year, as lower toll volumes more than offset volume growth in direct sales. Importantly, direct sale volume made up 65 percent of our mix in the current year quarter compared with 55 percent in the prior year quarter. Direct volumes increased 13 percent compared with the prior year quarter, with the vast majority of the volume increase coming from our existing facilities complemented by the addition of Sitem. Our increased shipments to the automotive market continue to be a standout. Direct shipments to automotive increased 26% year-over-year. This reflects both share gains from new programs reaching expected volumes and a return to more normal production levels at one OEM customer that had curtailed production last year. More broadly, it reflects the strength of our longstanding OEM relationships and our collaborative, solutions-oriented approach with customers.

Outside of automotive, energy shipments were up 50% year over year, largely driven by project-based solar programs. Agriculture volume was up 1%, as grain bin strength offset weaker OEM equipment demand. These gains were partially offset by softness in construction (down 9%), heavy truck (down 6%), and service center, where customers continued to destock.

Toll processing volumes declined year over year primarily due to the closure of our Cleveland-area Worthington Samuel Coil Processing facility last fiscal year and softer market conditions. We view this decline as cyclical, not structural, and expect toll volumes to improve as end-market demand normalizes, excluding the impact of that consolidation.

Turning to the other drivers for adjusted EBIT this quarter. First, direct spreads increased year over year. Direct spreads were up 6.5 million dollars, primarily due a 6.2 million dollar favorable swing in pre-tax inventory holding LOSSES. In the current quarter we had estimated pre-tax inventory holding LOSSES of 7.2 million dollars compared to estimated pre-tax inventory holding LOSSES of 13.4 million dollars in the prior year quarter. We expect the market price for steel to remain volatile in the near term. After stabilizing around 800 dollars per ton in September and October, the price for hot rolled coil has increased to approximately 900 dollars per ton. Given that many of our contracts use lagging index-based pricing mechanisms, we estimate in our third quarter of Fiscal 2026 inventory holding gains and losses will fall within a range of a pre-tax gain of up to 3 million dollars to a pre-tax loss of up to 3 million dollars.

As I mentioned earlier, adjusted EBIT also improved year-over-year due to an increase in equity earnings from Serviacero, our Mexico-based joint venture. Serviacero’s equity income increased 7.7 million dollars due to higher direct spreads, inventory holding gains, as well as the favorable impact of exchange rate movements. Finally, these improvements in adjusted EBIT were offset somewhat by an increase in SG&A. The 9.8 million dollar increase in SG&A was primarily due to increased compensation and benefits expense, up 5.9 million dollars, and higher professional fees related to various strategic projects we are evaluating, up 2.3 million dollars.

Turning to cash flows and the balance sheet. For the quarter, cash flow from operations was 99 million dollars and free cash flow was 75 million dollars, benefiting from a reduction in working capital. Capital expenditures were 25 million dollars in the quarter, primarily related to previously announced electrical steel investments. For fiscal 2026, we expect capex of approximately 110 million dollars, reflecting a disciplined approach aligned with long-term growth priorities while maintaining flexibility in uncertain markets. On a trailing-12-month basis, we generated 73 million dollars of free cash flow. We ended the quarter with 90 million dollars of cash and net debt of 92 million dollars, down sequentially, driven primarily by working capital improvements. Earlier this week, we announced a quarterly dividend of 16 cents per share, payable on March 27, 2026.

WORTHINGTON STEEL, INC. FQ2 2026 EARNINGS CALL DEC 18, 2025

In summary, this was a solid quarter. We’re gaining share in key markets, generating consistent cash flow, and maintaining a strong balance sheet. That combination positions Worthington Steel well to navigate uncertainty and act decisively when opportunities arise.

I want to thank our entire Worthington Steel team for their continued focus on safety, customer service, and execution this quarter.

At this point, we would be happy to take your questions.

WORTHINGTON STEEL, INC. FQ2 2026 EARNINGS CALL DEC 18, 2025

Question and Answer

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Operator

[Operator Instructions] Our first question will come from the line of Phil Gibbs with KeyBanc Capital Markets.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

You'd mentioned in the SG&A increase in your remarks, Tim, that compensation and benefits up $5.9 million and higher professional fees up $2.3 million. So I'm wondering what out of that larger increase or more -- is more onetime in nature? Because I know you had called out a Sitem fee. I also know that some of this is related to some of the M&A that you're potentially working on. So just trying to think about what may be core because clearly, it was elevated this quarter.

Timothy A. Adams

VP & CFO

It was. If you look at it from a year-over-year perspective, so we now have Sitem in there. That's one thing we pointed out during my opening remarks. But if you're talking about one time, it's those professional fees of $2.3 million, I think is how we had it quantified that is related to the strategic products

-- projects.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

What about the $2.5 million that you had called out from just the Sitem, I believe it was like an earn-out.

Timothy A. Adams

VP & CFO

Sitem was not in the results. Yes. Sitem was not in the results last year, and now they're in the results this year. That's the difference.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

Okay. So that was -- that wasn't a onetime payment. That was their underlying result.

Timothy A. Adams

VP & CFO

No. The one time payment was related last quarter to the bonus, a transaction bonus that happened. I think it was $4.6 million. That's all done. And now what you're seeing is just adding Sitem to the mix, adding them to the financials.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

Okay. So the higher professional fees of $2.3 million, that's largely related to the M&A, and that could obviously be somewhat more volatile and unpredictable.

Timothy A. Adams

VP & CFO

Correct.

WORTHINGTON STEEL, INC. FQ2 2026 EARNINGS CALL DEC 18, 2025

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

And then in the just the automotive momentum that you had on the direct side, pretty impressive, Geoff, was the primary catalyst behind that, the cold-rolled strip piece, I thought I heard you mention that early in the call.

Geoffrey G. Gilmore

CEO, President & Director

Yes. So Phil, actually not. Most of what you saw this quarter was the market share gains that we had talked about in previous quarters and really those programs working to 100% of the market shares that we gained. We have been fortunate and the market share gains have continued. And a lot of those recent wins are automotive, and they are specifically cold-rolled strip specific. And those are programs that we will look forward to starting really in the first quarter of the calendar year. I would -- probably that third month of the first quarter and then starting to reach full potential in the second quarter of the calendar year.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

How do we tease out or think about how much of that, which is on the comment that you just mentioned is related to the tariffs from just imported foreign steel, but also how much eventually is related to onshoring of just OE platforms overall. So, I'm trying to tease out the short-term versus the long-term.

Geoffrey G. Gilmore

CEO, President & Director

Yes, that's a great question. So, the recent market share gains, I would tell you a pretty significant amount of that is coming due to the onshoring of supply chains. We definitely had some customers bringing material over from Europe or elsewhere, and they are now localizing that supply chain. So certainly was favorable to us. We have not seen any market share gains due to any announcements of onshoring manufacturing. So, to your point, that is something that would be more in the future for us to look forward to.

Operator

Our next question comes from the line of John Tumazos with John Tumazos Very Independent Research.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

Could you walk us through the deductions for your minority interest partners? They were a little smaller this quarter than last year.

Timothy A. Adams

VP & CFO

Yes. Compared to year-over-year, I think what you're seeing is there's definitely some slowness in demand, right? And I think we're seeing some of that. So also, what you have to keep in mind is last year, at this time, we had the Samuel, the Worthington Samuel Coil Processing joint venture in there, and we've removed that this year. So, we've had some differences in profitability year-over-year, really due to demand.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

With the disappearance of the Cleveland facility and the Samuel JV, what happens to the machinery? Do you move it to other Worthington plants? Does it get sold for scrap? Just what happens to the equipment?

WORTHINGTON STEEL, INC. FQ2 2026 EARNINGS CALL DEC 18, 2025

Timothy A. Adams

VP & CFO

Sure. So just to be clear, we had several facilities up there. So, the business that we could, we moved to Twinsburg. But your question is a good one. We typically sell the real estate, and we've got that underway already. I think it depends on the type of equipment. If we think it's high value-add equipment, we won't sell it or we'll try to sell it offshore. If it's something that's a little more generic like a slitter or cut to length line, we'll find a home for it. If we can use it -- I mean the first question you asked was, can you use it internally somewhere? And we try to do that first. And then if we don't have a need for it internally, then we'll look to sell it if it's low value-added equipment.

Operator

Our next question will come from the line of Martin Englert with Seaport Research Partners.

Martin John Englert

Seaport Research Partners

The compressed galvanized spreads in recent history, what do you think is contributing to that? And what may prompt it to normalize?

Geoffrey G. Gilmore

CEO, President & Director

Yes. I mean great question. I mean I think the first thing you're going to point to is certainly just decreased demand, Martin, and specifically construction. And so, with decreased demand, it just creates certainly a lot more competitive rivalry. And certainly, that's what we have been facing. Martin, we feel like we hit the trough and we'll start to see some margin expansion going forward. We saw a little of that in CRU here on Wednesday. And the reason for the expansion and then potentially normalizing hopefully in the second quarter of the calendar year has much to do with the 232s.

I mean there is obviously limited galvanized product coming into the U.S. at this point. I think it was down, Tim, correct me if I'm wrong, 35% and probably will continue to increase. That has to do with anti-dumping as well. So, I'd expect we continue to see that expand and then normalize somewhere around the second quarter. I think there's a ceiling because there certainly has been added capacity in the U.S. as well, but we're certainly looking forward to that, Martin. Good question.

Martin John Englert

Seaport Research Partners

Have prime scrap spreads relative to obsolete had any negative impact on your business recently?

Geoffrey G. Gilmore

CEO, President & Director

No, nothing material, nothing meaningful to our margins, Martin.

Martin John Englert

Seaport Research Partners

Okay. And last one that I have is calendar year 2026. What are your top transformation initiatives that you're focused on?

WORTHINGTON STEEL, INC. FQ2 2026 EARNINGS CALL DEC 18, 2025

Geoffrey G. Gilmore

CEO, President & Director

Yes. So, we have -- we mentioned in prior quarters, everything in our facilities, we have transformation events ongoing. You're very familiar with that. That's just how we do business. Where we really turned our focus after separation was transformation through our back office. And that's been certainly a big priority of ours. We just had our fourth report out with the back-office teams. And the progress has been nothing less than amazing. The team has embraced it. We are seeing certainly savings and the hours saved have been significant as well.

And in addition to that, Martin, that group has fully embraced artificial intelligence, and we have had some great success stories with automation and have launched our first 2 agents. So, we've now moved to Agentic AI with much on deck there. And then the second, which a key priority is Tempel. Transformation is not an area where we got too deep into it while we were getting integrated and familiar with their business. We have really started to double down on those efforts as we just think whether it's the income statement or the balance sheet, there's going to be a lot of good meaningful opportunities for the shareholders. And in addition to that, (Tempel) is Sitem. We have mentioned they are world-class at tool and die making as well as world-class in automation. And so we have been excited to learn their best practices and embrace them because they're all scalable across that footprint. But back office and Tempel would be the priorities.

Martin John Englert

Seaport Research Partners

Do you have an estimate of any type of annualized savings that you've achieved, I guess, since targeting the back office with transformation?

Geoffrey G. Gilmore

CEO, President & Director

I don't -- yes, good question. I don't have numbers right now, but here is my commitment to you. We are working towards a scorecard. I surely hope to have that available for our next call. We want to do a better job of quantifying the savings that we're seeing through transformation as well as the launch of artificial intelligence. We have seen savings. We're going to continue to see a lot more. We have 5 pretty robust pilots that I think will have certainly a positive impact on the income statement as well as the balance sheet. So, we're going to start quantifying those savings for you, specifically transformation and artificial intelligence.

And then in line with that, we want to quantify and share with you the hours saved in the workplace as well. We're seeing significant hours saved now, which is allowing us to redeploy all of our employees to more meaningful work. So, we're excited about that as well. But that's certainly a commitment that I'm making to you right now, Martin.

Operator

I will now turn the call back over to Geoff Gilmore, President and CEO, for closing remarks.

Geoffrey G. Gilmore

CEO, President & Director

Just want to thank everybody for joining us this morning and showing interest in Worthington Steel. Clearly, we're quite pleased with the quarter results and excited over our strategy and the opportunities we have to continue to execute on it. Clearly, the story today was gained market share. And we've talked quite a bit about the market share gains in automotive, but even more exciting that we've started to see market share gains in other markets as well, whether it's agriculture, energy or transformers, transformer cores specifically as well. So, look forward to start seeing those shipments probably early second quarter of the calendar year. And so, a lot for us to look forward along with transformation and artificial intelligence.

So, with that, we wish everybody happy holidays, and we very much look forward to talking to you again

WORTHINGTON STEEL, INC. FQ2 2026 EARNINGS CALL DEC 18, 2025

following the current quarter. Thank you.

Operator

This concludes today's call. Thanks for joining. You may now disconnect.